Fidelity Southern Corporation and Subsidiaries

Consolidated Financial Statements
June 30, 2019 and 2018

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
June 30, 2019 and 2018

FINANCIAL INFORMATION
Financial Statements
FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
($ in thousands)	June 30, 2019	December 31, 2018
Assets
Cash and due from banks	$26,264	$36,615
Interest-bearing deposits with banks	217,936	171,151
Federal funds sold	—	4,527
Cash and cash equivalents	244,200	212,293
Investment securities available-for-sale	279,746	251,602
Investment securities held-to-maturity (fair value of $19,703 and $19,410, respectively)	19,595	20,126
Loans held-for-sale (includes loans at fair value of $313,641 and $225,342, respectively)	328,657	239,302

Loans	3,587,412	3,685,478
Allowance for loan losses	(31,245)	(31,151)
Loans, net of allowance for loan losses	3,556,167	3,654,327

Premises and equipment, net	93,662	93,699
Other real estate, net	7,605	8,290
Bank owned life insurance	72,328	71,510
Servicing rights, net	85,599	120,390
Other assets	90,487	62,257
Total assets	$4,778,046	$4,733,796
Liabilities
Deposits
Noninterest-bearing demand deposits	$1,301,829	$1,214,534
Interest-bearing deposits	2,740,552	2,767,044
Total deposits	4,042,381	3,981,578
Short-term borrowings	97,345	139,760
Subordinated debt, net	120,760	120,707
Other liabilities	77,249	45,510
Total liabilities	4,337,735	4,287,555
Shareholders’ equity
Preferred stock, no par value. Authorized 10,000,000; zero issued and outstanding	—	—
Common stock, no par value. Authorized 50,000,000; issued and outstanding 27,754,565 and 27,279,729, respectively	244,941	230,841
Accumulated other comprehensive income, net of tax	7,226	985
Retained earnings	188,144	214,415
Total shareholders’ equity	440,311	446,241
Total liabilities and shareholders’ equity	$4,778,046	$4,733,796
See accompanying notes to unaudited consolidated financial statements.

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except per share data)	2019	2018	2019	2018
Interest income:
Loans, including fees	$44,630	$42,845	$88,495	$82,694
Investment securities:
Taxable interest income	2,406	1,284	4,769	2,382
Nontaxable interest income	80	70	161	147
Other	814	541	1,546	1,079
Total interest income	47,930	44,740	94,971	86,302
Interest expense:
Deposits	6,902	4,823	13,168	9,136
Short-term borrowings	764	1,812	1,699	2,722
Subordinated debt	1,611	1,633	3,309	3,204
Total interest expense	9,277	8,268	18,176	15,062
Net interest income	38,653	36,472	76,795	71,240
Provision for loan losses	2,142	2,286	3,078	4,416
Net interest income after provision for loan losses	36,511	34,186	73,717	66,824
Noninterest income:
Service charges on deposit accounts	1,825	1,468	3,610	2,940
Other fees and charges	2,544	2,449	4,853	4,684
Mortgage banking activities	21,735	29,383	38,470	57,945
Indirect lending activities	691	1,270	1,397	3,418
SBA lending activities	672	1,217	1,996	2,374
Trust and wealth management fees	799	574	1,454	1,106
Other	(3,674)	616	(3,242)	1,643
Total noninterest income	24,592	36,977	48,538	74,110
Noninterest expense:
Salaries and employee benefits	25,912	28,215	53,724	55,776
Commissions	10,371	11,242	17,343	18,748
Occupancy and equipment	5,042	4,541	10,137	9,473
Professional and other services	3,267	4,635	7,633	9,433
Merger expenses	31,658	—	31,661	—
Other	12,956	10,219	22,183	20,164
Total noninterest expense	89,206	58,852	142,681	113,594
(Loss) income before income tax expense	(28,103)	12,311	(20,426)	27,340
Income tax (benefit) expense	(6,835)	2,921	(5,271)	6,183
Net (loss) income	$(21,268)	$9,390	$(15,155)	$21,157

(Loss) earnings per common share:
Basic	$(0.77)	$0.35	$(0.55)	$0.78
Diluted	$(0.77)	$0.34	$(0.55)	$0.78

Net (loss) income	$(21,268)	$9,390	$(15,155)	$21,157
Other comprehensive income/(loss), net of tax:
Change in net unrealized gains/(losses) on available-for-sale debt securities, net of tax effect of $863, ($155), $2,080, and ($520), respectively	2,589	(465)	6,241	(1,559)
Total other comprehensive income/(loss), net of tax	2,589	(465)	6,241	(1,559)
Comprehensive (loss) income	$(18,679)	$8,925	$(8,914)	$19,598
See accompanying notes to unaudited consolidated financial statements.

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2019	2018
Cash flows from operating activities:
Net (loss) income	$(15,155)	$21,157
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Provision for loan losses	3,078	4,416
Depreciation and amortization of premises and equipment	2,156	2,162
Amortization of FDIC indemnification asset, net	—	4
Accretion of purchase discounts or premiums, net	(243)	(670)
Other amortization	78	486
Impairment of other real estate	1,011	319
Amortization and impairment of servicing rights, net	17,697	3,851
Amortization of operating lease right-of-use assets	2,495	—
Share-based compensation expense	4,466	2,834
Postretirement benefits, net	(6,930)	1,236
Gains on loan sales, including origination/sale of servicing rights	(27,787)	(37,365)
Net gain on sales of other real estate	(98)	(42)
Income on bank owned life insurance	(818)	(820)
Net change in deferred income tax	11,406	1,179
Net change in fair value of loans held-for-sale	(5,572)	(4,182)
Originations of loans held-for-sale	(1,368,979)	(1,518,253)
Proceeds from sales of loans held-for-sale	1,301,640	1,457,917
Net payments paid to FDIC under loss-share agreements	—	(888)
Decrease in other assets	(25,909)	(815)
Increase in other liabilities	13,718	5,085
Net cash used in operating activities	(93,746)	(62,389)
Cash flows from investing activities:
Purchases of investment securities available-for-sale	(35,212)	(39,993)
Maturities, calls, and repayment of investment securities available-for-sale	15,474	9,531
Maturities, calls and repayment of investment securities held-to-maturity	—	669
Purchases of FHLB stock	(5,457)	(13,983)
Redemption of FHLB stock	7,438	9,775
Proceeds from sale of servicing rights	30,337	—
Net decrease (increase) in loans	93,203	(215,657)
Proceeds from sales of other real estate	521	642
Purchases of premises and equipment	(2,119)	(3,945)
Net cash provided by (used in) investing activities	104,185	(252,961)

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2019	2018
Cash flows from financing activities:
Net increase in noninterest-bearing deposits	$87,295	$100,059
Net (decrease) increase in interest-bearing deposits	(26,492)	102,371
Net increase (decrease) in other short-term borrowings	7,585	(7,694)
Proceeds from FHLB advances	525,000	1,845,000
Repayments on FHLB advances	(575,000)	(1,750,000)
Proceeds from the issuance of common stock, net	9,853	3,382
Cash dividends paid on common stock	(6,554)	(6,484)
Repurchase of common stock	(219)	—
Net cash provided by financing activities	21,468	286,634
Net increase (decrease) in cash and cash equivalents	31,907	(28,716)
Cash and cash equivalents, beginning of period	212,293	186,302
Cash and cash equivalents, end of period	$244,200	$157,586

Supplemental cash flow information and non-cash disclosures:
Cash paid during the period for:
Interest on deposits and borrowings	$18,440	$14,849
Income taxes	5,444	4,391
Transfers of loans from held-for-sale to held for investment	1,871	1,988
Transfers of loans to other real estate	749	132
Initial recognition of operating lease right-of-use assets	(17,070)	—
Initial recognition of operating lease liabilities	18,309	—
See accompanying notes to unaudited consolidated financial statements.

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2019
(UNAUDITED)
1. Basis of Presentation and Summary of Significant Accounting Policies
The accompanying unaudited consolidated financial statements include the accounts of Fidelity Southern Corporation (“FSC” or “Fidelity”) and its wholly-owned subsidiaries. FSC owns 100% of Fidelity Bank (the “Bank”) and LionMark Insurance Company, an insurance agency offering consumer credit related insurance products. FSC also owns three subsidiaries established to issue trust preferred securities, which are not consolidated for financial reporting purposes in accordance with current accounting guidance, as FSC is not the primary beneficiary. The “Company” or “our,” as used herein, includes FSC and its consolidated subsidiaries, unless the context otherwise requires.
These unaudited consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) followed within the financial services industry for interim financial information. Accordingly, they do not include all of the information or notes required for complete financial statements.
In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the periods presented. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses; the calculations of, amortization of, and the potential impairment of capitalized servicing rights; the valuation of loans held-for-sale and certain derivatives; the valuation of real estate or other assets acquired in connection with foreclosures or in satisfaction of loans; estimates used for fair value acquisition accounting, goodwill impairment testing and valuation of deferred income taxes. In addition, the actual lives of certain amortizable assets and income items are estimates subject to change. The Company principally operates in one business segment, which is community banking.
In the opinion of management, all adjustments, consisting of normal and recurring items, considered necessary for a fair presentation of the consolidated financial statements for the interim periods have been included. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts reported in prior periods have been reclassified to conform to current year presentation. These reclassifications did not have a material effect on previously reported net income, shareholders’ equity or cash flows.
Operating results for the six-month period ended June 30, 2019 are not necessarily indicative of the results that may be expected for the year ending December 31, 2019. These statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission (“SEC”).
The Company’s significant accounting policies are described in Note 1 of the Notes to Consolidated Financial Statements included in the 2018 Annual Report on Form 10-K filed with the SEC. During the six months ended June 30, 2019, the Company adopted Accounting Standards Update ("ASU") No. 2016-02 "Leases (Topic 842)", as amended, discussed in the accounting changes paragraph below. For interim reporting purposes, the Company follows the same basic accounting policies and considers each interim period as an integral part of an annual period.
Merger with Ameris Bancorp
On July 1, 2019, the Company was acquired by Ameris Bancorp. Upon completion of the acquisition, Fidelity was merged with and into Ameris Bancorp, with Ameris as the surviving entity. Fidelity’s wholly owned banking subsidiary, Fidelity Bank, was also merged with and into Ameris’s wholly owned bank subsidiary, Ameris Bank. Under the terms of the merger agreement, Fidelity's shareholders received 0.80 shares of Ameris common stock for each share of Fidelity common stock they previously held. During the period ended June 30, 2019, the Company recognized $31.7 million in merger-related costs which included investment banking fees, legal fees, and employee compensation payments that do not require ongoing service or benefit Ameris Bancorp.

Contingencies
Due to the nature of their activities, the Company and its subsidiaries are at times engaged in various legal proceedings that arise in the course of normal business, some of which were outstanding as of June 30, 2019. Although the ultimate outcome of all claims and lawsuits outstanding as of June 30, 2019 cannot be ascertained at this time, it is the opinion of management that these matters, when resolved, will not have a material adverse effect on the Company’s results of operations or financial condition.
Tax Cuts and Jobs Act
Public Law No. 115-97, known as the Tax Cuts and Jobs Act (the "Tax Act"), was enacted on December 22, 2017 and reduced the U.S. Federal corporate tax rate from 35% to 21% effective January 1, 2018. Additionally, on December 22, 2017, the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance on accounting for provisions of the Tax Act. SAB 118 provides a measurement period of up to one year from the enactment date to complete the accounting. Any adjustments during this measurement period were to be included in net earnings from continuing operations as an adjustment to income tax expense in the reporting period when such adjustments are determined. Based on the information available and current interpretation of the provisions of the Tax Act, the Company completed the re-measurement of its net deferred tax liability at December 31, 2017 which reduced income tax expense by $4.9 million for the fourth quarter of 2017. No further material adjustments have been recorded related to the remeasurement of the Company's net deferred tax liability balance as a result of the Tax Act. The Company completed its accounting under SAB 118 during 2018.
Accounting Changes
Accounting Standards Update ("ASU") No. 2016-02 "Leases (Topic 842)", as amended, requires that lessees and lessors recognize lease assets and lease liabilities on the balance sheet and disclose key information about leasing arrangements. The Company elected the modified retrospective approach which we applied on January 1, 2019 (as opposed to January 1, 2017), and therefore have not restated comparative periods. The Company elected certain relief options offered in ASU 2016-02 including the package of practical expedients, and the option not to recognize right-of-use assets and lease liabilities that arise from short-term leases (i.e., leases with terms of twelve months or less). In addition, the Company elected the hindsight practical expedient to determine the lease term for existing leases.
Our operating leases relate primarily to office space and bank branches, as well as ATM locations. As a result of the adoption of ASU 2016-02, the Company recognized an operating lease right-of-use ("ROU") asset of $14.6 million and an operating lease liability of $16.1 million as of June 30, 2019, with no impact on our Consolidated Statements of Comprehensive Income or Consolidated Statements of Cash Flows compared to the prior lease accounting model. The ROU asset and operating lease liability are recorded in other assets and other liabilities, respectively, in the Consolidated Balance Sheets.
The weighted-average remaining lease term and the weighted-average discount rate for our operating leases were 3.5 years and 3.42%, respectively, at June 30, 2019.
Accounting Pronouncements Adopted in 2019
In August 2017, the FASB issued ASU No. 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities,” (“ASU 2017-12”) that is intended to improve and simplify rules relevant to hedge accounting by refining and expanding hedge accounting for both financial (e.g., interest rate) and commodity risks. The adoption of this ASU effective January 1, 2019 did not have a significant impact on the Company’s Consolidated Financial Statements.
In March 2017, the FASB issued ASU No. 2017-08, “Receivables - Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities,” (“ASU 2017-08”) that amended the amortization period for certain purchased callable debt securities held at a premium. The adoption of this ASU effective January 1, 2019 did not have a significant impact on the Company’s Consolidated Financial Statements.
2. Investment Securities
Management’s primary objective in managing the investment securities portfolio includes maintaining a portfolio of high quality investments with competitive returns while providing for pledging and liquidity needs within overall asset and liability management parameters. The Company is required under federal regulations to maintain adequate liquidity to ensure safe and sound operations. As such, management regularly evaluates the investment portfolio for cash flows, the level of loan production and sales, current interest rate risk strategies and the potential future direction of market interest rate changes. Individual investment securities differ in terms of default, interest rate, liquidity and expected rate of return risk.

The following table summarizes the amortized cost and fair value of debt securities and the related gross unrealized gains and losses at June 30, 2019 and December 31, 2018:

	June 30, 2019
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Investment securities available-for-sale:
Obligations of U.S. Government sponsored enterprises	$22,126	$231	$(9)	$22,348
Municipal securities	9,332	503	—	9,835
SBA pool securities	10,015	59	(21)	10,053
Residential mortgage-backed securities	209,303	8,194	(30)	217,467
Commercial mortgage-backed securities	19,866	201	(24)	20,043
Total available-for-sale	$270,642	$9,188	$(84)	$279,746

Investment securities held-to-maturity:
Municipal securities	$8,457	$136	$—	$8,593
Residential mortgage-backed securities	7,286	63	(91)	7,258
Commercial mortgage-backed securities	3,852	—	—	3,852
Total held-to-maturity	$19,595	$199	$(91)	$19,703

	December 31, 2018
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Investment securities available-for-sale:
Obligations of U.S. Government sponsored enterprises	$22,145	$53	$(240)	$21,958
Municipal securities	9,824	278	(39)	10,063
SBA pool securities	11,036	—	(298)	10,738
Residential mortgage-backed securities	185,464	2,270	(256)	187,478
Commercial mortgage-backed securities	21,929	—	(564)	21,365
Total available-for-sale	$250,398	$2,601	$(1,397)	$251,602

Investment securities held-to-maturity:
Municipal securities	$8,504	$8	$(486)	$8,026
Residential mortgage-backed securities	7,719	48	(286)	7,481
Commercial mortgage-backed securities	3,903	—	—	3,903
Total held-to-maturity	$20,126	$56	$(772)	$19,410
The Company held 9 and 32 investment securities available-for-sale that were in an unrealized loss position at June 30, 2019 and December 31, 2018, respectively. There were five and seven investment securities held-to-maturity that were in an unrealized loss position at June 30, 2019 and December 31, 2018.

The following table reflects the gross unrealized losses and fair values of the investment securities with unrealized losses, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position:

	June 30, 2019
	Less Than 12 Months		12 Months or Longer
(in thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Investment securities available-for-sale:
Obligations of U.S. Government sponsored enterprises	$—	$—	$4,991	$(9)
SBA pool securities	—	—	3,931	(21)
Residential mortgage-backed securities	660	(3)	3,926	(27)
Commercial mortgage-backed securities	—	—	8,254	(24)
Total available-for-sale	$660	$(3)	$21,102	$(81)

Investment securities held-to-maturity:
Residential mortgage-backed securities	—	—	4,759	(91)
Total held-to-maturity	$—	$—	$4,759	$(91)

	December 31, 2018
	Less Than 12 Months		12 Months or Longer
(in thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Investment securities available-for-sale:
Obligations of U.S. Government sponsored enterprises	$4,978	$(24)	$14,841	$(216)
Municipal securities	532	(5)	1,021	(34)
SBA pool securities	—	—	10,738	(298)
Residential mortgage-backed securities	32,556	(101)	8,228	(155)
Commercial mortgage-backed securities	—	—	21,365	(564)
Total available-for-sale	$38,066	$(130)	$56,193	$(1,267)

Investment securities held-to-maturity:
Municipal securities	$6,431	$(486)	$—	$—
Residential mortgage-backed securities	$—	$—	$6,492	$(286)
Total held-to-maturity	$6,431	$(486)	$6,492	$(286)
At June 30, 2019 and December 31, 2018, the unrealized losses on investment securities were related to market interest rate fluctuations since purchase and not credit losses. Management does not intend to sell the temporarily impaired securities and it is not more likely than not that the Company will be required to sell the investments before recovery of the amortized cost, which may be maturity.
As part of the Company’s evaluation of its intent and ability to hold investments for a period of time sufficient to allow for any anticipated recovery in the market, the Company considers its investment strategy, cash flow needs, liquidity position, capital adequacy and interest rate risk position.
Accordingly, as of June 30, 2019, management has reviewed its portfolio for other-than-temporary-impairment and believes the impairment detailed in the table above is temporary, and no other-than-temporary impairment loss has been recognized in the Company’s Consolidated Statements of Comprehensive Income. Management continues to monitor all of its securities with a high degree of scrutiny. There can be no assurance that the Company will not conclude in future periods that conditions existing at that time indicate some or all of these securities may be sold or are other than temporarily impaired, which would require a charge to earnings in such periods.

The amortized cost and fair value of investment securities at June 30, 2019 and December 31, 2018, are categorized in the following table by remaining contractual maturity. The amortized cost and fair value of securities not due at a single maturity (i.e., mortgage-backed securities) are shown separately and the fair value is calculated based on estimated average remaining life:

	June 30, 2019		December 31, 2018
(in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Investment securities available-for-sale:
Obligations of U.S. Government sponsored enterprises
Due after one year through five years	$21,123	$21,260	$21,142	$20,919
Due after five years through ten years	1,003	1,088	1,003	1,039
Municipal securities
Due after one year through five years	1,046	1,048	1,055	1,021
Due after five years through ten years	2,427	2,594	2,435	2,539
Due after ten years	5,859	6,193	6,334	6,503
SBA pool securities
Due after five years through ten years	6,062	6,122	6,730	6,569
Due after ten years	3,953	3,931	4,306	4,169
Residential mortgage-backed securities	209,303	217,467	185,464	187,478
Commercial mortgage-backed securities	19,866	20,043	21,929	21,365
Total available-for-sale	$270,642	$279,746	$250,398	$251,602

Investment securities held-to-maturity:
Municipal securities
Due after five years through ten years	$1,588	$1,674	$1,588	$1,595
Due after ten years	6,869	6,919	6,916	6,431
Residential mortgage-backed securities	7,286	7,258	7,719	7,481
Commercial mortgage-backed securities	3,852	3,852	3,903	3,903
Total held-to-maturity	$19,595	$19,703	$20,126	$19,410
There were no gross gains or losses for the investment securities that were called or sold during the six months ended June 30, 2019, or 2018.
There were no transfers from investment securities available-for-sale to investment securities held-to-maturity during the six months ended June 30, 2019, or 2018.
The following table summarizes the investment securities that were pledged as collateral at June 30, 2019 and December 31, 2018:

(in thousands)	June 30, 2019	December 31, 2018
Public deposits	$93,287	$121,790
Securities sold under repurchase agreements	24,349	20,600
Total pledged securities	$117,636	$142,390
3. Loans Held-for-Sale
Residential mortgage loans held-for-sale are carried at fair value and SBA held-for-sale are carried at the lower of cost or fair value. The following table summarizes loans held-for-sale at June 30, 2019 and December 31, 2018:

(in thousands)	June 30, 2019	December 31, 2018
Residential mortgage	$313,641	$225,342
SBA	15,016	13,960
Total loans held-for-sale	$328,657	$239,302
During the six months ended June 30, 2019 and 2018, the Company transferred loans with unpaid principal balances of $1.9 million and $1.7 million, respectively, to the held for investment residential mortgage portfolio.

The Company had residential mortgage loans held-for-sale with unpaid principal balances of $177.1 million and $160.1 million pledged to the FHLB at June 30, 2019 and December 31, 2018, respectively.
4. Loans
Loans outstanding, by class, are summarized in the following table at carrying value and include net unamortized costs of $23.1 million and $29.7 million at June 30, 2019 and December 31, 2018, respectively. Acquired loans represent previously acquired loans. Legacy loans represent existing portfolio loans originated by the Bank prior to each acquisition, additional loans originated subsequent to each acquisition and Government National Mortgage Association ("GNMA") optional repurchase loans (collectively, “legacy loans”).

	June 30, 2019
	Loans
(in thousands)	Legacy	Acquired	Total
Commercial	$904,263	$99,485	$1,003,748
SBA	176,429	372	176,801
Total commercial loans	1,080,692	99,857	1,180,549

Construction	274,239	1,510	275,749

Indirect automobile	1,310,578	—	1,310,578
Installment loans and personal lines of credit	28,746	527	29,273
Total consumer loans	1,339,324	527	1,339,851
Residential mortgage	623,960	12,928	636,888
Home equity lines of credit	145,761	8,614	154,375
Total mortgage loans	769,721	21,542	791,263
Total loans	$3,463,976	$123,436	$3,587,412

	December 31, 2018
	Loans
(in thousands)	Legacy	Acquired	Total
Commercial	$799,057	$105,103	$904,160
SBA	150,519	6,093	156,612
Total commercial loans	949,576	111,196	1,060,772

Construction	277,573	1,836	279,409

Indirect automobile	1,569,274	—	1,569,274
Installment loans and personal lines of credit	27,289	881	28,170
Total consumer loans	1,596,563	881	1,597,444
Residential mortgage	577,471	16,624	594,095
Home equity lines of credit	143,097	10,661	153,758
Total mortgage loans	720,568	27,285	747,853
Total loans	$3,544,280	$141,198	$3,685,478
The Company has extended loans to certain officers and directors. The Company does not believe these loans involve more than the normal risk of collectability or present other unfavorable features when originated. None of the related party loans were classified as nonaccrual, past due, restructured, or potential problem loans at June 30, 2019 or December 31, 2018. The outstanding balances of related party loans totaled $28.1 million at June 30, 2019 and December 31, 2018.

Nonaccrual Loans
The accrual of interest income is generally discontinued when a loan becomes 90 days past due. Past due status is based on the contractual terms of the loan agreement. A loan may be placed on nonaccrual status sooner if reasonable doubt exists as to the full, timely collection of principal or interest. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against current period interest income. If a borrower on a residential mortgage loan previously sold makes no payment for three consecutive months, the Company, as servicer, may exercise its option to repurchase the delinquent loan from its securitized loan pool in an amount equal to 100% of the loan’s remaining principal balance less the principal payments advanced to the pool prior to the buyback, in which case no previously accrued interest would be reversed since the loan was previously sold. Interest advanced to the pool prior to the buyback is capitalized for future reimbursement as part of the government guarantee. Subsequent interest collected on nonaccrual loans is recorded as a principal reduction. Nonaccrual loans are returned to accrual status when all contractually due principal and interest amounts are brought current and the future payments are reasonably assured.
Loans in nonaccrual status are presented by class of loans in the following table. The Company has repurchased certain GNMA government-guaranteed loans, which are accounted for in nonaccrual status. The Company’s loss exposure on government-guaranteed loans is mitigated by the government guarantee in whole or in part. Purchased credit impaired (“PCI”) loans are considered to be performing due to the application of the accretion method and are excluded from the table.

(in thousands)	June 30, 2019	December 31, 2018
Commercial	$11,034	$12,001
SBA	7,617	5,076
Total commercial loans	18,651	17,077

Construction	98	242

Indirect automobile	1,206	1,320
Installment loans and personal lines of credit	296	261
Total consumer loans	1,502	1,581
Residential mortgage	40,724	33,518
Home equity lines of credit	2,032	2,328
Total mortgage loans	42,756	35,846
Total nonaccrual loans	$63,007	$54,746
If such nonaccrual loans had been on a full accrual basis, interest income on these loans for the three months ended June 30, 2019 and 2018, would have been $606,000 and $645,000, respectively. Interest on these loans for the six months ended June 30, 2019 and 2018 would have been $1.0 million and $1.2 million, respectively. Residential mortgage loans on nonaccrual status include $34.9 million and $29.1 million in repurchased GNMA government-guaranteed loans at June 30, 2019 and December 31, 2018, respectively.
Accruing loans delinquent 30-89 days, 90 days or more, and troubled debt restructured loans (“TDRs”) accruing interest, including PCI loans, presented by class of loans at June 30, 2019 and December 31, 2018, were as follows:

	June 30, 2019			December 31, 2018
(in thousands)	Accruing Delinquent 30-89 Days	Accruing Delinquent 90 Days or More	TDRs Accruing	Accruing Delinquent 30-89 Days	Accruing Delinquent 90 Days or More	TDRs Accruing
Commercial	$3,830	$5,978	$7,098	$1,788	$6,022	$8,005
SBA	1,389	—	1,381	4,335	—	1,408
Construction	—	53	—	2,595	44	—
Indirect automobile	2,099	1	2,635	3,197	4	2,585
Installment and personal lines of credit	18	—	16	4	—	27
Residential mortgage	1,561	656	3,087	12,611	663	3,803
Home equity lines of credit	68	57	342	208	13	400
Total	$8,965	$6,745	$14,559	$24,738	$6,746	$16,228
TDR Loans
During the three and six months ended June 30, 2019, loans in the amount of $2.6 million and $4.8 million were restructured and modified for interest rate and $1.0 million and $1.6 million of loans were modified for term. The modified loans were mortgage and indirect auto loans. During the three and six months ended June 30, 2018, $3.4 million and $4.5 million in indirect auto, mortgage and HELOC loans were modified for term . Modified PCI loans are not removed from their accounting pool and accounted for as TDRs, even if those loans would otherwise be deemed TDRs.
During the three months ended June 30, 2019 and 2018, the amount of loans which were restructured in the past twelve months and subsequently redefaulted was $2.5 million and $2.3 million, respectively, all of which were mortgage, HELOC and indirect auto loans. For the six months ended June 30, 2019 and 2018, the amounts which were restructured in the past twelve months and subsequently redefaulted were $4.0 million and $2.6 million, respectively, all of which were mortgage, HELOC and indirect loans.
The Company had total TDRs with a balance of $26.3 million and $24.6 million at June 30, 2019 and December 31, 2018, respectively. Net charge-offs for TDR loans for the three and six months ended June 30, 2019 and 2018 were insignificant. Net charge-offs/recoveries on such loans are factored into the rolling histo.rical loss rate, which is used in the calculation of the allowance for loan losses.
The Company was not committed to lend additional amounts to customers with outstanding loans classified as TDRs as of June 30, 2019 or December 31, 2018.
Pledged Loans
Presented in the following table is the unpaid principal balance of loans held for investment that were pledged to the Federal Home Loan Bank of Atlanta (“FHLB of Atlanta”) as collateral for borrowings under a blanket lien arrangement at June 30, 2019 and December 31, 2018:

(in thousands)	June 30, 2019	December 31, 2018
Commercial	$335,452	$294,275
Home equity lines of credit	72,289	104,556
Residential mortgage	515,337	407,713
Total	$923,078	$806,544
Indirect automobile loans with an unpaid principal balance of approximately $330.0 million at June 30, 2019 and December 31, 2018, respectively, were pledged to the Federal Reserve Bank of Atlanta (“FRB”) as collateral for potential Discount Window borrowings under a blanket lien arrangement.
Impaired Loans
The following tables present by class the unpaid principal balance, recorded investment and related allowance for impaired legacy loans and acquired non PCI loans at June 30, 2019 and December 31, 2018. Legacy impaired loans include all TDRs and all other nonaccrual loans, excluding nonaccrual loans below the Company’s specific review threshold:

	June 30, 2019			December 31, 2018
(in thousands)	Unpaid Principal Balance	Recorded Investment(1)	Related Allowance	Unpaid Principal Balance	Recorded Investment(1)	Related Allowance
Impaired Loans with Allowance
Commercial	$11,728	$10,849	$794	$15,460	$14,557	$1,371
SBA	3,003	2,331	136	2,338	1,886	127
Construction	—	—	—	—	—	—
Installment and personal lines of credit	127	90	90	1,626	310	93
Residential mortgage	11,289	11,299	335	4,368	4,357	472
Home equity lines of credit	774	652	297	659	558	202
Loans	$26,921	$25,221	$1,652	$24,451	$21,668	$2,265

	June 30, 2019		December 31, 2018
(in thousands)	Unpaid Principal Balance	Recorded Investment(1)	Unpaid Principal Balance	Recorded Investment(1)
Impaired Loans with No Allowance
Commercial	$12,638	$10,932	$8,280	$7,223
SBA	10,047	6,939	7,039	4,972
Construction	107	98	965	242
Installment and personal lines of credit	1,445	163	—	—
Residential mortgage	35,509	34,209	34,507	33,564
Home equity lines of credit	1,636	1,444	1,975	1,797
Loans	$61,382	$53,785	$52,766	$47,798
(1)The primary difference between the unpaid principal balance and recorded investment represents charge-offs previously taken; it excludes accrued interest receivable due to materiality. Related allowance is calculated on the recorded investment, not the unpaid principal balance.
Included in impaired loans with and without allowance are $34.8 million and $29.1 million in government-guaranteed residential mortgage loans at June 30, 2019 and December 31, 2018, respectively. These loans are collateralized by first mortgages on the underlying real estate collateral and are individually reviewed for a specific allowance.
The average recorded investment in impaired loans and interest income recognized for the three months ended June 30, 2019 and 2018, by class, are summarized in the table below. Impaired loans include legacy impaired loans, all TDRs and all other nonaccrual loans including GNMA optional repurchase loans.

	Three Months Ended June 30,
	2019		2018
(in thousands)	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Commercial	$21,524	$276	$23,749	$120
SBA	8,262	242	8,879	161
Construction	194	3	1,614	—
Indirect automobile	3,168	79	3,099	92
Installment and personal lines of credit	254	66	437	55
Residential mortgage	44,803	425	34,487	240
Home equity lines of credit	2,153	15	3,554	8
Total	$80,358	$1,106	$75,819	$676

	Six Months Ended June 30,
	2019		2018
(in thousands)	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Commercial	$21,458	$358	$24,016	$271
SBA	7,708	274	7,654	257
Construction	218	4	3,019	7
Indirect automobile	3,243	144	3,179	156
Installment and personal lines of credit	281	131	442	101
Residential mortgage	43,731	670	32,902	448
Home equity lines of credit	2,240	38	3,517	27
Total	$78,879	$1,619	$74,729	$1,267

Credit Quality Indicators
The Company uses an asset quality ratings system to assign a numeric indicator of the credit quality and level of existing credit risk inherent in a loan ranging from 1 to 8, where a higher rating represents higher risk. Management regularly reviews loans in the portfolio to assess credit quality indicators and to determine appropriate loan classification and grading in accordance with the Company’s internal loan policy. These ratings are adjusted periodically as the Company becomes aware of changes in the credit quality of the underlying loans through its ongoing monitoring of the credit quality of the loan portfolio.
Indirect automobile loans typically receive a risk rating only when being downgraded to an adverse rating which typically occurs when payments of principal and interest are greater than 90 days past due. The Company uses a number of factors, including FICO scoring, to help evaluate the likelihood consumer borrowers will pay their credit obligations as agreed. The weighted-average FICO score for the indirect automobile portfolio was 765 and 762 at June 30, 2019 and December 31, 2018, respectively.
The following are definitions of the Company's loan rating categories:
•Pass – Pass loans include loans rated satisfactory with high, good, average or acceptable business and credit risk.
•Special Mention – A special mention loan has potential weaknesses that deserve management’s close attention.
•Substandard – A substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. A substandard asset has a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt.
•Doubtful – Doubtful loans have all the weaknesses inherent in assets classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
•Loss – Loss loans are considered uncollectable and of such little value that their continuance as recorded assets is not warranted.
The following tables present the recorded investment in loans, by loan class and risk rating category, as of June 30, 2019 and December 31, 2018:

(in thousands)	June 30, 2019
Asset Rating	Commercial	SBA	Construction	Indirect Automobile	Installment and Personal Lines of Credit	Residential Mortgage	Home Equity Lines of Credit	Total
Pass	$964,270	$162,874	$256,982	$—	$28,958	$594,081	$151,486	$2,158,651
Special Mention	23,166	6,310	18,616	—	18	433	777	49,320
Substandard	16,312	7,617	151	1,207	297	42,374	2,112	70,070
	1,003,748	176,801	275,749	1,207	29,273	636,888	154,375	2,278,041
Ungraded Performing	—	—	—	1,309,371	—	—	—	1,309,371
Total	$1,003,748	$176,801	$275,749	$1,310,578	$29,273	$636,888	$154,375	$3,587,412

(in thousands)	December 31, 2018
Asset Rating	Commercial	SBA	Construction	Indirect Automobile	Installment and Personal Lines of Credit	Residential Mortgage	Home Equity Lines of Credit	Total
Pass	$859,770	$144,977	$256,813	$—	$27,759	$556,622	$150,338	$1,996,279
Special Mention	14,410	4,674	22,306	—	69	512	800	42,771
Substandard	29,980	6,961	290	5,632	342	36,961	2,620	82,786
	904,160	156,612	279,409	5,632	28,170	594,095	153,758	2,121,836
Ungraded Performing	—	—	—	1,563,642	—	—	—	1,563,642
Total	$904,160	$156,612	$279,409	$1,569,274	$28,170	$594,095	$153,758	$3,685,478

Acquired Loans
The carrying amount and outstanding balance at June 30, 2019 of the PCI loans from acquisitions prior to 2018 was $20.7 million and $25.9 million, respectively, and $21.5 million and $27.5 million, respectively, at December 31, 2018. There were no loans acquired during the six months ended June 30, 2019.
Changes in the accretable yield, or income expected to be collected on PCI loans, for the six months ended June 30, 2019 and 2018, were as follows:

	For the six Months Ended June 30,
(in thousands)	2019	2018
Beginning balance	$2,666	$3,005
Accretion of income	(769)	(947)
Other activity, net (1)	148	880
Ending balance	$2,045	$2,938
(1)Includes changes in cash flows expected to be collected due to changes in timing of liquidation events and prepayment assumptions.

5. Allowance for Loan Losses
A summary of changes in the allowance for loan losses (“ALL”) by loan portfolio type is as follows:

	Three Months Ended June 30, 2019
	Commercial Loans
(in thousands)	Commercial	SBA	Construction	Consumer	Mortgage	Unallocated	Total
Beginning balance	$10,164	$2,572	$3,140	$8,053	$7,226	$—	$31,155
Charge-offs	(651)	(885)	(144)	(1,030)	(52)	—	(2,762)
Recoveries	9	11	205	463	22	—	710
Net recoveries / (charge-offs)	(642)	(874)	61	(567)	(30)	—	(2,052)
Provision for loan losses	2,357	303	(171)	(257)	(90)	—	2,142
Ending balance	$11,879	$2,001	$3,030	$7,229	$7,106	$—	$31,245

	Three Months Ended June 30, 2018
	Commercial Loans
(in thousands)	Commercial	SBA	Construction	Consumer	Mortgage	Unallocated	Total
Beginning balance	$9,737	$1,980	$2,600	$10,359	$6,264	$—	$30,940
Charge-offs	(613)	(134)	(38)	(1,386)	(402)	—	(2,573)
Recoveries	207	26	210	524	3	—	970
Net (charge-offs) / recoveries	(406)	(108)	172	(862)	(399)	—	(1,603)
Provision for loan losses	867	227	(87)	211	1,068	—	2,286
Ending balance	$10,198	$2,099	$2,685	$9,708	$6,933	$—	$31,623

	Six Months Ended June 30, 2019
	Commercial Loans
(in thousands)	Commercial	SBA	Construction	Consumer	Mortgage	Unallocated	Total
Beginning balance	$9,889	$2,266	$2,849	$9,110	$7,037		$31,151
Charge-offs	(651)	(906)	(144)	(2,468)	(135)		(4,304)
Recoveries	110	59	278	845	28		1,320
Net recoveries / (charge-offs)	(541)	(847)	134	(1,623)	(107)	—	(2,984)
Provision for loan losses	2,531	582	47	(258)	176		3,078
Ending balance	$11,879	$2,001	$3,030	$7,229	$7,106	$—	$31,245

	Six Months Ended June 30, 2018
	Commercial Loans
(in thousands)	Commercial	SBA	Construction	Consumer	Mortgage	Unallocated	Total
Beginning balance	$7,846	$1,968	$2,396	$10,758	$5,928	$876	$29,772
Charge-offs	(612)	(240)	(38)	(2,820)	(442)	—	(4,152)
Recoveries	132	30	574	833	18	—	1,587
Net recoveries / (charge-offs)	(480)	(210)	536	(1,987)	(424)	—	(2,565)
Provision for loan losses	2,832	341	(247)	937	1,429	(876)	4,416
Ending balance	$10,198	$2,099	$2,685	$9,708	$6,933	$—	$31,623

The following tables present, by loan portfolio type, the balance in the ALL disaggregated on the basis of the Company’s impairment measurement method and the related recorded investment in loans:

	June 30, 2019
	Commercial Loans
(in thousands)	Commercial	SBA	Construction	Consumer	Mortgage	Total
Individually evaluated	$909	$136	$—	$90	$632	$1,767
Collectively evaluated	10,969	1,865	3,004	7,139	6,474	29,451
Acquired with deteriorated credit quality	1	—	26	—	—	27
Total ALL	$11,879	$2,001	$3,030	$7,229	$7,106	$31,245

Individually evaluated	$21,781	$9,270	$98	$253	$47,604	$79,006
Collectively evaluated	964,664	167,215	275,598	1,339,596	740,282	3,487,355
Acquired with deteriorated credit quality	17,303	316	53	1	3,377	21,050
Total loans	$1,003,748	$176,801	$275,749	$1,339,850	$791,263	$3,587,411

	December 31, 2018
	Commercial Loans
(in thousands)	Commercial	SBA	Construction	Consumer	Mortgage	Total
Individually evaluated	$1,371	$127	$—	$93	$674	$2,265
Collectively evaluated	8,517	2,139	2,823	9,017	6,363	28,859
Acquired with deteriorated credit quality	1	—	26	—	—	27
Total ALL	$9,889	$2,266	$2,849	$9,110	$7,037	$31,151

Individually evaluated	$21,780	$6,858	$242	$310	$40,276	$69,466
Collectively evaluated	864,935	149,433	279,118	1,597,126	703,893	3,594,505
Acquired with deteriorated credit quality	17,445	321	49	8	3,684	21,507
Total loans	$904,160	$156,612	$279,409	$1,597,444	$747,853	$3,685,478
The determination of the overall allowance for credit losses has two components, the allowance for originated loans and the allowance for acquired loans.
The ALL for acquired loans is evaluated at each reporting date subsequent to acquisition. Total loans include acquired loans of $123.4 million and $141.2 million at June 30, 2019 and December 31, 2018, respectively, which were recorded at fair value when acquired. For acquired performing loans, an allowance is determined for each loan pool using a methodology similar to that used for originated loans and then compared to the remaining fair value discount for that pool. For PCI loans, decreases in cash flows expected to be collected is generally recognized by recording an allowance for loan losses. Subsequent increases in cash flows result in a reversal of the allowance for loan losses to the extent of prior charges, or in the prospective recognition of interest income.
6. Other Real Estate
The following table segregates the other real estate (“ORE”) by type:

(in thousands)	June 30, 2019	December 31, 2018
Commercial	$2,813	$2,598
Residential	224	400
Undeveloped property	4,568	5,292
Total ORE, net	$7,605	$8,290

The following table summarizes the changes in ORE:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Beginning balance	$8,504	$7,668	$8,290	$7,621
Transfers of loans to ORE	—	—	749	132
Sales	(176)	(600)	(423)	(600)
Write-downs	(723)	(234)	(1,011)	(319)
Ending balance	$7,605	$6,834	$7,605	$6,834
At June 30, 2019 and December 31, 2018, the recorded investment of residential mortgage loans formally in the process of foreclosure proceedings was approximately $5.3 million and $6.9 million, respectively. Of these amounts, $4.6 million and $6.0 million, respectively, are residential mortgage loans where the Company has the intent to convey the property to the respective government agency guaranteeing the loan. Upon foreclosure, a separate other receivable in the amount expected to be recovered from the guarantee will be recognized and reported as part of other assets in the accompanying Consolidated Balance Sheets.
7. Fair Value of Financial Instruments
Valuation Methodologies and Fair Value Hierarchy
The primary financial instruments that the Company carries at fair value include investment securities available-for-sale, derivative financial instruments used to hedge the value of its mortgage pipeline and mortgage loans held for sale portfolio including Interest Rate Lock Commitments (“IRLCs”), and residential mortgage loans held-for-sale.
Debt securities issued by U.S. Government corporations and agencies, debt securities issued by U.S. states and political subdivisions, and agency residential and commercial mortgage-backed securities classified as available-for-sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurements from an independent third party pricing service. We have processes in place to evaluate such third party pricing services to ensure information obtained and valuation techniques are appropriate. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. The investments in the Company’s portfolio are generally not quoted on an exchange but are actively traded in the secondary institutional markets.
The fair value of mortgage loans held-for-sale is based on what secondary markets are currently offering for portfolios with similar characteristics. The fair value measurements consider observable data that may include market trade pricing from brokers and investors and the mortgage-backed security markets. As such, the Company classifies these loans as Level 2.
The Company classifies IRLCs on residential mortgage loans held-for-sale, which are derivatives under GAAP, on a gross basis within other assets or other liabilities. The fair value of these commitments, while based on interest rates observable in the market, is highly dependent on the ultimate closing of the loans. These “pull-through” rates are based on both the Company’s historical data and the current interest rate environment and reflect the Company’s best estimate of the likelihood that a commitment will ultimately result in a closed loan. The loan servicing value is also included in the fair value of IRLCs. Because these inputs are not transparent in market trades, IRLCs are considered to be Level 3 assets.
Derivative financial instruments are primarily transacted in the secondary mortgage and institutional dealer markets and priced with observable market assumptions at a mid-market valuation point, with appropriate valuation adjustments for liquidity and credit risk. For purposes of valuation adjustments to its derivative positions, the Company has evaluated liquidity premiums that may be demanded by market participants, as well as the credit risk of its counterparties and its own credit if applicable. To date, no material losses due to a counterparty’s inability to pay any net uncollateralized position have occurred. Derivative financial instruments are considered to be Level 3.
The credit risk associated with the underlying cash flows of an instrument carried at fair value was a consideration in estimating the fair value of certain financial instruments. Credit risk was considered in the valuation through a variety of inputs, as applicable, including, the actual default and loss severity of the collateral, and level of subordination. The assumption used to estimate credit risk applied relevant information that a market participant would likely use in valuing an instrument. Because mortgage loans held-for-sale are generally sold within several weeks of origination, they are unlikely to demonstrate any of the credit weaknesses discussed above and as a result, the amount of any credit related adjustments to fair value during the three and six months ended June 30, 2019 and 2018, was insignificant.
Recurring Fair Value Measurements
The following tables present certain information regarding the financial assets measured at fair value on a recurring basis by level within the fair value hierarchy based on the inputs used to estimate the fair value at the measurement date. There were no transfers between Levels 1, 2, and 3, during the three and six months ended June 30, 2019 and 2018.

		June 30, 2019
(in thousands)	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Investment securities available-for-sale	$279,746	$—	$279,746	$—
Mortgage loans held-for-sale	313,641	—	313,641	—
Other assets (1)	7,410	—	—	7,410
Other liabilities (1)	(2,334)	—	—	(2,334)

		December 31, 2018
(in thousands)	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Investment securities available-for-sale	$251,602	$—	$251,602	$—
Mortgage loans held-for-sale	225,342	—	225,342	—
Other assets (1)	5,402	—	—	5,402
Other liabilities (1)	(3,492)	—	—	(3,492)
(1)Includes mortgage-related IRLCs and derivative financial instruments to hedge interest rate risk. IRLCs are recorded on a gross basis.
The following table presents a reconciliation of all other assets and other liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the three and six months ended June 30, 2019 and 2018. The changes in the fair value of economic hedges were recorded in noninterest income from mortgage banking activities in the Consolidated Statements of Comprehensive Income and are designed to partially offset the change in fair value of the derivative financial instruments referenced in the following table:

	As of or for the Three Months Ended June 30,
	2019		2018
(in thousands)	Other Assets(1)	Other Liabilities(1)	Other Assets(1)	Other Liabilities(1)
Beginning balance	$7,393	$(3,031)	$7,580	$(1,641)
Total gains / (losses) included in earnings:
Issuances	7,410	(2,334)	7,126	(2,138)
Settlements and closed loans	(7,393)	3,031	(7,611)	1,641
Expirations	—	—	31	—
Ending balance	$7,410	$(2,334)	$7,126	$(2,138)

	As of or for the Six Months Ended June 30,
	2019		2018
(in thousands)	Other Assets(1)	Other Liabilities(1)	Other Assets(1)	Other Liabilities(1)
Beginning balance	$5,402	$(3,492)	$4,168	$(691)
Total gains / (losses) included in earnings:
Issuances	14,803	(5,365)	14,706	(3,779)
Settlements and closed loans	(12,308)	6,523	(11,779)	2,332
Expirations	(487)	—	31	—
Ending balance	$7,410	$(2,334)	$7,126	$(2,138)
(1)Includes mortgage-related IRLCs and derivative financial instruments entered to hedge interest rate risk.

Nonrecurring Fair Value Measurements
Certain financial assets held by the Company are not included in the tables above, but are measured at fair value on a nonrecurring basis. The following tables present the assets that had changes in their recorded fair value and still held at the end of the reporting period by level within the fair value hierarchy based on the inputs used to estimate the fair value at the measurement date.

		June 30, 2019
(in thousands)	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$26,497	$—	$—	$26,497
ORE, net	3,541	—	—	3,541
Residential mortgage servicing rights	43,561	—	—	43,561

		December 31, 2018
(in thousands)	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$16,283	$—	$—	$16,283
ORE, net	1,556	—	—	1,556
Residential mortgage servicing rights	56,737	—	—	56,737

Quantitative Information about Level 3 Fair Value Measurements
The following table shows the valuation technique and range, including weighted average, of the significant unobservable inputs and assumptions used in the fair value measurement of the Company’s Level 3 assets and liabilities:

	Fair Value at
($ in thousands)	June 30, 2019	December 31, 2018	Valuation Technique	Unobservable Inputs	Range/Weighted Average at June 30, 2019	Range/Weighted Average at December 31, 2018
Nonrecurring:
Impaired loans	$26,497	$16,283	Appraised value less estimated selling costs	Estimated selling costs	0% - 10.00% 10.00%	0.00% - 10.00% 9.69%
Other real estate	3,541	1,556	Discounted appraisals less estimated selling costs	Estimated selling costs	0% - 10.00% 10.00%	0.00% - 10.00% 9.38%
Residential mortgage servicing rights	43,561	56,737	Discounted cash flows	Discount rate	9.27% - 10.75% 9.32%	10.27% - 11.75% 10.64%
				Modeled prepayment speeds	10.11% - 21.03% 10.94%	6.78% - 10.75% 7.30%
SBA servicing rights	2	—	Discounted cash flows	Discount rate	12.75%	N/A
				Modeled prepayment speeds	15.10%	N/A
Recurring:
IRLCs	$6,390	$4,630	Pricing model	Modeled pull-through ratio	79.50%	85.00%
Forward commitments	(1,314)	(2,720)	Investor pricing	Pricing spreads	90.00% - 104.49% 102.16%	99.00% - 104.83% 102.47%
The tables above exclude the initial measurement of assets and liabilities that were acquired as part of acquisitions accounted for as business combinations. These assets and liabilities were recorded at their fair value upon acquisition and were not remeasured during the periods presented unless specifically required by GAAP. Acquisition date fair values represent either Level 2 fair value measurements (investment securities, ORE, property, equipment and borrowings) or Level 3 fair value measurements (loans, deposits and core deposit intangible asset).
Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or fair value less estimated selling costs. A loan is considered impaired if it is probable that the Company will be unable to collect all amounts contractually due according to the terms of the loan agreement. Measuring the impairment of loans using the present value of expected future cash flows, discounted at the loan’s effective interest rate, is not considered a fair value measurement. For collateral-dependent loans, fair value is measured based on the value of the collateral securing these loans and is classified as Level 3 in the fair value hierarchy. Collateral may include real estate or business assets, including equipment, inventory and accounts receivable. The value of real estate collateral is determined based on appraisals prepared by qualified licensed appraisers ordered by the Company’s internal appraisal department, which is independent of the Company’s lending function. If significant, the value of business equipment is based on an appraisal by qualified licensed appraisers ordered by the Company; otherwise, the equipment’s net book value on the business’s financial statements is the basis for the value of business equipment. Inventory and accounts receivable collateral are valued based on independent field examiner review or aging reports. Appraised and reported values may be discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business. Impaired loans are evaluated on at least a quarterly basis for additional impairment and adjusted accordingly.

Foreclosed assets are adjusted to fair value less estimated selling costs upon transfer of the loans to ORE, which becomes the new carrying value of the ORE. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value less estimated selling costs. Fair value is based on independent market prices, appraised values of the collateral, sales agreements, or management’s estimation of the value of the collateral using market data including recent sales activity for similar assets in the property’s market. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3. Appraised and reported values may be discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the property. Management continues to evaluate the appropriateness of appraised values on at least an annual basis.
Mortgage and SBA servicing rights are initially recorded at fair value when loans are sold with servicing retained. These assets are then amortized in proportion to and over the period of estimated net servicing income. On at least a quarterly basis, these servicing assets are assessed for impairment based on fair value. Management uses a model operated and maintained by an independent third party to assist in determining fair value which stratifies the servicing portfolio into homogeneous subsets with unique behavior characteristics. The model then converts those characteristics into income and expense streams, adjusts those streams for estimated prepayments, present values the adjusted streams, and combines the present values into a total. If the cost basis of any loan stratification tranche is higher than the present value of the tranche, an impairment is recorded. Management periodically obtains an independent review of the valuation assumptions to validate the fair value estimate and the reasonableness of the assumptions used in measuring fair value. See Note 10 for additional disclosures related to assumptions used in the fair value calculation for mortgage and SBA servicing rights.
Management makes certain estimates and assumptions related to costs to service varying types of loans and pools of loans, prepayment speeds, the projected lives of loans and pools of loans sold servicing retained, and discount factors used in calculating the present values of servicing fees projected to be received. Management periodically obtains an independent review of the valuation assumptions to validate the fair value estimate and the reasonableness of the assumptions used in measuring fair value.
No less frequently than quarterly, management reviews the status of mortgage loans held-for-sale for which the fair value option has been elected. Management also evaluates pools of servicing assets at least quarterly to determine if there is any impairment to those assets due to such factors as earlier than estimated repayments or significant prepayments. Any impairment identified in these servicing assets results in reductions in their carrying values through a valuation allowance and a corresponding decrease in servicing income.
The significant unobservable input used in the fair value measurement of the Company’s IRLCs is the pull-through ratio, which represents the percentage of loans currently in a lock position which management estimates will ultimately close. Generally, the fair value of an IRLCs is positive (negative) if the prevailing interest rate is lower (higher) than the IRLCs rate. Therefore, an increase in the pull-through ratio (i.e., higher percentage of loans are estimated to close) will result in the fair value of the IRLCs increasing if in a gain position, or decreasing if in a loss position. The pull-through ratio is largely dependent on the processing stage that a loan is currently in and the change in prevailing interest rates from the time of the rate lock. The pull-through ratio is estimated based on calculations provided by the secondary marketing department using historical data. The estimated pull-through ratio is periodically reviewed by the Company’s Secondary Marketing Department of the Mortgage Banking Division for reasonableness.
Forward commitments are instruments that are used to hedge the value of the IRLCs and mortgage loans held-for-sale. The Company takes investor commitments to sell a loan or pool of newly originated loans to an investor for an agreed upon price for delivery in the future. This type of forward commitment is also known as a mandatory commitment. Generally, the fair value of a forward commitment is negative (positive) if the prevailing interest rate is lower (higher) than the current commitment interest rate. The value of these commitments is ultimately determined by the investor that sold the commitment and represents a significant unobservable input used in the fair value measurement of the Company’s forward commitments.
Fair Value Option
The Company records mortgage loans held-for-sale at fair value. The Company chose to fair value these mortgage loans held-for-sale to align results with the underlying economic changes in value of the loans and related hedge instruments. Interest income on residential mortgage loans held-for-sale is recorded on an accrual basis in the Consolidated Statements of Comprehensive Income under the heading “Interest Income: Loans, including fees.”
The servicing value is included in the fair value of the mortgage loans held-for-sale and initially recognized at the time the Company enters into IRLCs with borrowers. The mark-to-market adjustments related to loans held-for-sale and the associated economic hedges are reported as part of noninterest income from mortgage banking activities in the consolidated statements of comprehensive income.

The following table presents the difference between the aggregate fair value and the aggregate unpaid principal balance of loans held-for-sale for which the fair value option (“FVO”) has been elected as of June 30, 2019 and December 31, 2018. There were no loans held-for-sale measured under FVO that were 90 days or more past due or in nonaccrual status at June 30, 2019 and December 31, 2018.

(in thousands)	Aggregate Fair Value June 30, 2019	Aggregate Unpaid Principal Balance at March 31, 2019	Aggregate Fair Value Over Unpaid Principal
Residential mortgage loans held-for-sale	$313,641	$304,281	$9,360

(in thousands)	Aggregate Fair Value December 31, 2018	Aggregate Unpaid Principal Balance at December 31, 2018	Aggregate Fair Value Over Unpaid Principal
Residential mortgage loans held-for-sale	$225,342	$218,494	$6,848
Net fair value gains related to mortgage banking activities for items measured at fair value pursuant to election of FVO for the three months ended June 30, 2019 and 2018 were $1.3 million and $3.1 million, respectively. Net fair value gains related to mortgage banking activities for items measured at fair value pursuant to election of FVO for the six months ended June 30, 2019 and 2018 were $2.5 million and $2.9 million, respectively.
Fair Value of Financial Instruments
The estimated fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. In cases where quoted market prices for the Company’s various financial instruments are not available, fair values are based on settlements using present value or other valuation techniques. Those techniques are significantly affected by the imprecision in estimating unobservable inputs and the assumptions used, including the discount rate and estimates of future cash flows. While the Company believes its valuation methods are appropriate, the derived fair value estimates cannot be substantiated by comparison to independent markets, and, in many cases, could not be realized in immediate settlement of the instruments. In that regard, the aggregate fair value amounts presented in the tables below do not represent the underlying value of the Company.
The following tables include the carrying amount and estimated fair value, as well as the level within the fair value hierarchy, of the Company’s financial instruments. The fair value estimates presented are based upon relevant information available to management as of June 30, 2019 and December 31, 2018:

		Fair Value Measurements at June 30, 2019
(in thousands)	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Financial instruments (assets):
Cash and cash equivalents	$244,200	$244,200	$—	$—	$244,200
Investment securities available-for-sale	279,746	—	279,746	—	279,746
Investment securities held-to-maturity	19,595	—	15,851	3,852	19,703
Total loans, net (1)	3,884,824	—	313,641	3,303,589	3,617,230
Financial instruments (liabilities):
Noninterest-bearing demand deposits	$1,301,829	$—	$—	$1,301,829	$1,301,829
Interest-bearing deposits	2,740,552	—	—	2,741,000	2,741,000
Short-term borrowings	97,345	—	97,345	—	97,345
Subordinated debt	120,760	—	116,952	—	116,952

		Fair Value Measurements at December 31, 2018
(in thousands)	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Financial instruments (assets):
Cash and cash equivalents	$212,293	$212,293	$—	$—	$212,293
Investment securities available-for-sale	251,602	—	251,602	—	251,602
Investment securities held-to-maturity	20,126	—	15,507	3,903	19,410
Total loans, net (1)	3,893,629	—	225,342	3,404,277	3,629,619
Financial instruments (liabilities):
Noninterest-bearing demand deposits	$1,214,534	$—	$—	$1,214,534	$1,214,534
Interest-bearing deposits	2,767,044	—	—	2,760,520	2,760,520
Short-term borrowings	139,760	—	139,760	—	139,760
Subordinated debt	120,707	—	113,141	—	113,141
(1)Includes $313,641 and $225,342 in residential mortgage loans held-for-sale at June 30, 2019 and December 31, 2018, respectively, for which the Company has elected FVO.
The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents reasonably approximates the fair values of those assets. For investment securities, fair value equals quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes.
Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type. The fair value of performing loans is calculated by discounting scheduled cash flows through the remaining maturities using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans along with a market risk premium and liquidity discount.
Fair value for significant nonperforming loans is estimated taking into consideration recent external appraisals of the underlying collateral for loans that are collateral dependent. If appraisals are not available or if the loan is not collateral dependent, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.
The fair value of deposits with no stated maturities, such as noninterest-bearing demand deposits, savings, interest-bearing demand, and money market accounts, is equal to the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows based on the discount rates currently offered for deposits of similar remaining maturities.
The fair value of the Company’s borrowings is estimated based on the quoted market price for the same or similar issued or on the current rates offered for debt of the same remaining maturities.
For off-balance sheet instruments, fair values are based on rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing for loan commitments and letters of credit. Fees related to these instruments were immaterial at June 30, 2019 and December 31, 2018, and the carrying amounts represent a reasonable approximation of their fair values. Loan commitments, letters and lines of credit, and similar obligations typically have variable interest rates and clauses that deny funding if the customer’s credit quality deteriorates. Therefore, the fair values of these items are not significant and are not included in the foregoing schedule.
8. Derivative Financial Instruments
The Company uses derivative financial instruments to hedge the value of its mortgage pipeline and its mortgage loans held for sale. These instruments are not designated as hedges and are not speculative in nature.
Gains/(losses) of $715,000 and $(950,000) were recorded for the three months ended June 30, 2019 and 2018, respectively, and gains of $3.2 million and $1.5 million were recorded for the six months ended June 30, 2019 and 2018, respectively, for all mortgage-related derivatives, and are included in the Consolidated Statements of Comprehensive Income as part of noninterest income from mortgage banking activities.
Derivatives contracts are used to help offset changes in fair value and are written in amounts referred to as notional amounts.  Notional amounts provide a basis for calculating payments between counterparties but do not represent amounts to be exchanged between the parties, and are not a measure of financial risk. The notional amounts of the Company’s derivative positions at June 30, 2019 and December 31, 2018 were as follows:

	Contract or Notional Amount as of
(in thousands)	June 30, 2019	December 31, 2018
Forward rate commitments	$582,632	$390,533
Interest rate lock commitments	315,827	191,843
Total derivatives contracts	$898,459	$582,376
The Company’s derivative contracts are not subject to master netting arrangements.
9. Earnings Per Common Share
Earnings per common share (“EPS”) were calculated as follows:

	Three Months Ended June 30,
(in thousands, except per share data)	2019	2018
Net income	$(21,268)	$9,390

Weighted average common shares outstanding - basic (1)	27,675	27,093
Effect of dilutive stock options (2)	—	129
Weighted average common shares outstanding – diluted	27,675	27,222

EPS:
Basic	$(0.77)	$0.35
Diluted	$(0.77)	$0.34

	Six Months Ended June 30,
($ in thousands, except per share data)	2019	2018
Net income	$(15,155)	$21,157

Weighted average common shares outstanding - basic (1)	27,584	27,053
Effect of dilutive stock options (2)	—	112
Weighted average common shares outstanding – diluted	27,584	27,165

EPS:
Basic	$(0.55)	$0.78
Diluted	$(0.55)	$0.78

(1)Includes participating securities related to unvested restricted stock awards, net of forfeitures during the period, if any.
(2)Effect of dilutive stock options includes the dilutive effect of additional potential common shares issuable under contracts outstanding during each respective period.
The calculation of diluted EPS excluded 798,011 and 529,999 common stock options as of June 30, 2019 and 2018, respectively, for which the results would have been anti-dilutive.

10. Certain Transfers of Financial Assets
Servicing rights
The Company sells certain residential mortgage loans, SBA loans and indirect automobile loans to third parties. All such transfers are accounted for as sales and the continuing involvement in the loans sold is limited to certain servicing responsibilities. Loan servicing rights are initially recorded at fair value and subsequently recorded at the lower of cost or fair value and are amortized over the remaining service life of the loans, with consideration given to prepayment assumptions. The carrying value of the loan servicing rights assets is shown in the table below:

(in thousands)	June 30, 2019	December 31, 2018
Loan servicing rights
Residential mortgage	$78,109	$111,414
SBA	4,195	4,511
Indirect automobile	3,295	4,465
Total servicing rights	$85,599	$120,390
Residential Mortgage Loans
The Company typically sells certain first-lien residential mortgage loans to third party investors, primarily Federal National Mortgage Association (“Fannie Mae”), Government National Mortgage Association ("Ginnie Mae"), and Federal Home Loan Mortgage Corporation (“Freddie Mac”). The Company retains the related mortgage servicing rights (“MSRs”) and receives servicing fees on certain of these loans. During the three months ended June 30, 2019 and 2018, the Company sold $654.7 million and $681.8 million in residential mortgage loans, respectively, with servicing retained. During the six months ended June 30, 2019 and 2018, the Company sold $1.1 billion during each of the periods in residential mortgage loans with servicing retained.
The net gain on loan sales, MSRs amortization and recoveries/impairment, and ongoing servicing fees on the portfolio of loans serviced for others are recorded in the Consolidated Statements of Comprehensive Income as part of noninterest income from mortgage banking activities. During the three months ended June 30, 2019 and 2018, the Company recorded gains on sales of residential mortgage loans of $19.4 million and $20.3 million, respectively. During the six months ended June 30, 2019 and 2018, the Company recorded gains on sales of residential mortgage loans of $34.6 million and 37.9 million, respectively.
During the three months ended June 30, 2019 and 2018, the Company recorded servicing fee income of $6.5 million and $6.2 million, respectively. During the six months ended June 30, 2019 and 2018, the Company recorded servicing fee income of $12.8 million and $12.4 million, respectively. Servicing fee income includes servicing fees, late fees and ancillary fees earned for each period.
The table below is an analysis of the activity in the Company’s MSRs and impairment:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Residential mortgage servicing rights
Beginning carrying value, net	$108,417	$107,943	$111,414	$100,679
Additions	7,327	9,485	12,670	15,631
Amortization	(3,305)	(3,331)	(6,809)	(6,757)
Sales	(30,337)	—	(30,337)	—
(Impairment)/recoveries, net (1)	(3,993)	684	(8,829)	5,228
Ending carrying value, net	$78,109	$114,781	$78,109	$114,781
(1)Principally reflects changes in market interest rates and prepayment speeds, both of which affect future cash flow projections.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Residential mortgage servicing impairment
Beginning balance	$6,790	$5,274	$1,954	$9,818
Additions	7,130	75	12,059	75
Recoveries	(1,181)	(759)	(1,274)	(5,303)
Sales	(1,957)	—	(1,957)
Ending balance	$10,782	$4,590	$10,782	$4,590

The fair value of MSRs, key metrics, and the sensitivity of the fair value to adverse changes in model inputs and/or assumptions are summarized below:

($ in thousands)	June 30, 2019	December 31, 2018
Residential Mortgage Servicing Rights
Fair Value	$80,636	$116,827
Composition of residential loans serviced for others:
Fixed-rate	99.40%	99.57%
Adjustable-rate	0.60%	0.43%
Total	100.00%	100.00%
Remaining term (years)	25.6	26.1
Modeled prepayment speed	10.94%	7.30%
Decline in fair value due to a 10% adverse change	$(3,176)	$(3,578)
Decline in fair value due to a 20% adverse change	(6,146)	(7,002)
Weighted average discount rate	9.32%	10.64%
Decline in fair value due to a 10% adverse change	$(2,879)	$(5,290)
Decline in fair value due to a 20% adverse change	(5,552)	(10,245)
As demonstrated in the table above, the Company’s methodology is highly sensitive to changes in model inputs and/or assumptions. The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. As indicated, changes in fair value based on adverse changes in model inputs and/or assumptions generally cannot be extrapolated because the relationship of the change in input or assumption to the change in fair value may not be linear. In addition, the effect of an adverse variation in a particular input or assumption on the fair value of the MSRs is calculated without changing any other input or assumptions. In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments), which may magnify or counteract the effect of the change.
Information about the asset quality of residential mortgage loans serviced by the Company is shown in the table below:

Residential mortgage loans serviced	June 30, 2019			Net Charge-offs for the Six Months Ended June 30, 2019
	Unpaid Principal Balance	Delinquent (days)
(in thousands)		30 to 89	90+
Serviced for others	$9,550,928	$28,462	$19,359	$—
Held-for-sale (1)	304,281	—	—	—
Held-for-investment (2)	635,255	4,621	25,993	134
Total residential mortgage loans serviced	$10,490,464	$33,083	$45,352	$134
(1) There were no loans held-for-sale that were 30-89 days past due or 90+ days past due recorded under the fair value option for mortgage loans held-for-sale, and therefore. no applicable discounts for loans held-for-sale.
(2) Delinquent loans held-for-investment include repurchased loans covered by government agency guarantees that were 30-89 days past due and 90+ days past due of $3.0 million and $22.2 million, respectively.
Loans serviced for others are not included in the Consolidated Balance Sheets as they are not assets of the Company.
Mortgage Recourse Liability
During the last five years ended June 30, 2019, the Company has sold approximately 51,000 loans with a principal balance of approximately $12.9 billion. Purchasers generally have recourse to return a sold loan to the Company under limited circumstances. As seller, the Company has made various representations and warranties related to, among other things, the ownership of the loans, the validity of the liens, the loan selection and origination process, and the compliance with origination criteria established by the purchasers. In the event of a breach of these representations and warranties, the Company is obligated to repurchase loans with identified defects and/or to indemnify the purchasers. Some of these conditions include underwriting errors or omissions, fraud or material misstatements, and invalid collateral values. The contractual obligation arises only when the breach of representations and warranties is discovered and repurchase/indemnification is demanded. Generally, the maximum amount the Company would be required to pay would be equal to the unpaid principal balance of such loans that are deemed to have defects that were sold to purchasers, plus accrued interest, return of the premium received at the time of the loan sale, and reimbursement of certain expenses. To date, the claims to the Company from the purchasers to be paid upon repurchase or paid because of indemnification have been insignificant. In addition, the Company’s loan sale contracts define a condition in which the borrower defaults during a short period of time as an early payment default (“EPD”). In the event of an EPD, the Company may be required to return the premium paid for the loan, pay certain administrative fees, and may be required to repurchase the loan or indemnify the purchaser unless an EPD waiver is obtained. The Company also makes a number of representations and warranties that it will service the originated loans in accordance with investor servicing guidelines and standards.
Management recognizes the potential risk from costs related to breaches of representations and warranties made in connection with residential loan sales and subsequent required repurchases, indemnifications, and EPD claims. As a result, the Company has established a liability to cover potential costs related to these events based on historical experience, adjusted for any risk factors not captured in the historical losses, current business volume, and known claims outstanding. The recourse liability totaled $1.4 million at June 30, 2019 and December 31, 2018, respectively, and management believes this amount is adequate for potential exposure related to loan sale indemnification, repurchase loans, and EPD claims. There is a significant degree of judgment involved in estimating the recourse liability as the estimation process is inherently uncertain and subject to imprecision. Management will continue to monitor the adequacy of the reserve level and may decide that further additions to the reserve are appropriate in the future. However, there can be no assurance that the current balance of this reserve will prove sufficient to cover actual future losses.
It should be noted that the Company’s historical loan sale activity began to increase at a time when underwriting requirements were strengthened from prior years and limited documentation conventional loans (i.e., non-government insured) were no longer eligible for purchase in the secondary market. Accordingly, the population of conventional loans the Company has sold has been underwritten based on fully documented information. While this does not eliminate all risk of repurchase or indemnification costs, management believes it significantly mitigates that risk.
SBA Loans
The Company customarily executes certain transfers of selected government loans to commercial borrowers, primarily SBA loans, with third parties in the secondary market. These loans, which are typically partially guaranteed by the SBA or otherwise credit enhanced, are generally secured by business property such as real estate, inventory, equipment, and accounts receivable. During the three months ended June 30, 2019 and 2018, the Company sold $7.5 million and $10.8 million in government loans, respectively, with servicing retained. During the six months ended June 30, 2019 and 2018, the Company sold $24.5 million and $21.5 million in government loans, respectively, with servicing retained.
The Company retains the loan servicing rights and receives ongoing servicing fees on the portfolio of loans serviced for others. The net gain on SBA loan sales, amortization and recoveries/impairment of servicing rights, and ongoing servicing fees are recorded in the Consolidated Statements of Comprehensive Income as part of noninterest income from SBA lending activities. During the three months ended June 30, 2019 and 2018, the Company recorded gains on sales of SBA loans of $586,000 and $1.1 million, respectively. During the six months ended June 30, 2019 and 2018, the Company recorded gains on sales of SBA loans of $1.8 million and $2.0 million, respectively.
During the three months ended June 30, 2019 and 2018, the Company recorded servicing fee income of $559,000 and $512,000, respectively. During the six months ended June 30, 2019 and 2018, the Company recorded servicing fee income of $1.1 million in each period. Servicing fee income includes servicing fees, late fees and ancillary fees earned for each period.
The table below is an analysis of the activity in the Company’s SBA loan servicing rights and impairment:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
SBA loan servicing rights
Beginning carrying value, net	$4,472	$4,737	$4,511	$4,818
Additions	195	274	573	544
Amortization	(470)	(353)	(887)	(835)
(Impairment)recoveries, net (1)	(2)	—	(2)	131
Ending carrying value, net	$4,195	$4,658	$4,195	$4,658
(1)Principally reflects changes in market interest rates and prepayment speeds, both of which affect future cash flow projections.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
SBA servicing rights impairment
Beginning balance	$2	$3	$2	$134
Additions	2	—	2	—
Recoveries	—	—		(131)
Ending balance	$4	$3	$4	$3

The fair value of the SBA loan servicing rights, key metrics, and the sensitivity of the fair value to adverse changes in the model inputs and/or assumptions are summarized below:

($ in thousands)	June 30, 2019	December 31, 2018
SBA loan servicing rights
Fair Value	$4,709	$4,629
Composition of loans serviced for others:
Fixed-rate	—%	—%
Adjustable-rate	100.00%	100.00%
Total	100.00%	100.00%
Remaining term (years)	19.3	19.7
Modeled prepayment speed	15.10%	15.10%
Decline in fair value due to a 10% adverse change	$(201)	$(194)
Decline in fair value due to a 20% adverse change	(385)	(373)
Weighted average discount rate	12.75%	13.75%
Decline in fair value due to a 10% adverse change	$(160)	$(166)
Decline in fair value due to a 20% adverse change	(310)	(321)
As demonstrated in the table above, the Company’s methodology is highly sensitive to changes in model inputs and/or assumptions. The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. As indicated, changes in fair value based on adverse changes in model inputs and/or assumptions generally cannot be extrapolated because the relationship of the change in input or assumption to the change in fair value may not be linear. In addition, the effect of an adverse variation in a particular input or assumption on the value of the SBA loan servicing rights is calculated without changing any other input or assumption. In reality, changes in one factor may magnify or counteract the effect of the change.
Information about the asset quality of SBA loans serviced by the Company is shown in the table below:

SBA loans serviced	June 30, 2019			Net Charge-offs for the Six Months Ended June 30, 2019
	Unpaid Principal Balance
		Delinquent (days)
(in thousands)		30 to 89	90+
Serviced for others	$260,275	$3,892	$1,246	$—
Held-for-sale	15,016	—	—	—
Held-for-investment	106,075	2,061	7,241	846
Total SBA loans serviced	$381,366	$5,953	$8,487	$846
Loans serviced for others are not included in the Consolidated Balance Sheets as they are not assets of the Company.
Indirect Automobile Loans
The Company purchases, on a nonrecourse basis, consumer installment contracts secured by new and used vehicles purchased by consumers from franchised motor vehicle dealers and select independent dealers. A portion of the indirect automobile loans is sold with servicing retained and the Company receives ongoing servicing fees on the portfolio of loans serviced for others. During the three and six months ended June 30, 2019, the Company had no sales in indirect automobile loans with servicing retained. During the three and six months ended June 30, 2018, the Company sold $29.3 million and $115.3 million, respectively, in indirect automobile loans with servicing retained.
The gain on loan sales, amortization of servicing rights, and ongoing servicing fees are recorded in the Consolidated Statements of Comprehensive Income as part of noninterest income from indirect lending activities. During the three and six months ended June 30, 2019, the Company had no recorded gains on sales of indirect automobile loans. During the three and six months ended June 30, 2018, the Company recorded gains on sales of indirect automobile loans of $218,000 and $1.2 million, respectively.
During the three months ended June 30, 2019 and 2018, the Company recorded servicing fee income of $1.2 million, and $1.9 million, respectively. During the six months ended June 30, 2019 and 2018, the Company recorded servicing fee income of $2.6 million, and $3.8 million, respectively. Servicing fee income includes servicing fees, late fees and ancillary fees earned for each period.

The table below is an analysis of the activity in the Company’s indirect automobile loan servicing rights:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Indirect automobile loan servicing rights
Beginning carrying value	$3,847	$6,873	$4,465	$7,118
Additions	—	196		765
Amortization	(552)	(804)	(1,170)	(1,618)
Ending carrying value	$3,295	$6,265	$3,295	$6,265
The Company has not recorded impairment on its indirect automobile loan servicing rights.
The fair value of the indirect automobile loan servicing rights, key metrics, and the sensitivity of the fair value to adverse changes in model inputs and/or assumptions are summarized below:

($ in thousands)	June 30, 2019	December 31, 2018
Indirect automobile loan servicing rights
Fair value	$3,221	$4,491
Composition of loans serviced for others:
Fixed-rate	100.00%	100.00%
Adjustable-rate	—%	—%
Total	100.00%	100.00%
Remaining term (years)	3.7	4.1
Modeled prepayment speed	22.59%	22.59%
Decline in fair value due to a 10% adverse change	$(77)	$(155)
Decline in fair value due to a 20% adverse change	(151)	(226)
Weighted average discount rate	7.11%	7.87%
Decline in fair value due to a 10% adverse change	$(25)	$(41)
Decline in fair value due to a 20% adverse change	(50)	(82)
As demonstrated in the table above, the Company’s methodology is highly sensitive to changes in model inputs and/or assumptions. The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. As indicated, changes in fair value based on adverse changes in model inputs and/or assumptions generally cannot be extrapolated because the relationship of the change in input or assumption to the change in fair value may not be linear. In addition, the effect of an adverse variation in a particular input or assumption on the fair value of the indirect automobile loan servicing rights is calculated without changing any other input or assumption. In reality, changes in one factor may magnify or counteract the effect of the change.
Information about the asset quality of the indirect automobile loans serviced by the Company is shown in the table below:

	June 30, 2019			Net Charge-offs for the Six Months Ended June 30, 2019
Indirect automobile loans serviced	Unpaid Principal Balance
		Delinquent (days)
(in thousands)		30 to 89	90+
Serviced for others	$543,637	$1,899	$914	$948
Held-for-sale	—	—	—	—
Held-for-investment	1,310,577	3,119	2,084	1,667
Total indirect automobile loans serviced	$1,854,214	$5,018	$2,998	$2,615
Loans serviced for others are not included in the Consolidated Balance Sheets as they are not assets of the Company.
11. Revenue Recognition
On January 1, 2018, the Company adopted ASU No. 2014-09, “Revenue from Contracts with Customers” (Topic 606) and all subsequent ASUs that modified Topic 606. As stated in Note 1. Basis of Presentation and Summary of Significant Accounting Policies, the implementation of the new guidance did not have a material impact on the measurement or recognition of revenue. The Company did not record a cumulative effect adjustment to opening retained earnings. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts were not adjusted and continue to be reported in accordance with our historic accounting under Topic 605.
Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities. In addition, certain noninterest income streams such as fees associated with our servicing rights activities, financial guarantees, derivatives, and certain credit card fees are also not in scope of the new guidance. Topic 606 is applicable to noninterest revenue streams such as trust and asset management income, deposit related fees, interchange fees, merchant income, and annuity and insurance commissions. However, the recognition of these revenue streams did not change significantly upon adoption of Topic 606. Substantially all of the Company’s revenue is generated from contracts with customers. Noninterest revenue streams in-scope of Topic 606 are discussed below.
Service Charges on Deposit Accounts
Service charges on deposit accounts fees is mainly composed of maintenance fees, service fees, stop payment fees, and non-sufficient funds ("NSF") fees. The Company’s performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Check orders and other deposit account related fees are largely transactional based, and therefore, the Company’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.
Debit Card Fees, Credit Card Fees, and Merchant Fees
Fees, exchange, and other service charges are primarily comprised of debit and credit card income, ATM fees, merchant services income, and other service charges. Debit and credit card income is primarily derived from interchange fees earned whenever the Company’s debit and credit cards are processed through card payment networks such as Visa. ATM fees are primarily generated when a Company's card-holder uses a non-Company ATM or a non-Company card-holder uses the Company ATM. Merchant services income mainly represents fees charged to merchants to process their debit and/or credit card transactions, in addition to account management fees. Other service charges include revenue from processing wire transfers, bill pay service, cashier’s checks, and other services. The Company’s performance obligation for fees, exchange, and other service charges are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.
Trust and Wealth Management
Trust and wealth management income is primarily comprised of fees earned from personal trust administration, estate settlement, investment management, employee benefit plan administration, custody, United States tax code sections 1031/1033 exchanges ("Sections 1031/1033 exchanges") and escrow accounts. Personal trust administration, investment management, employee benefit plan administration and custody fees are generally earned/accrued monthly with billings typically done monthly, and are based on the assets/trust under management or administration and services with certain annual minimum fees provided as outlined in the applicable fee schedule. Sections 1031/1033 exchanges and escrow accounts fees are based on a contractual agreement. The Company’s fiduciary obligations are generally satisfied over time and the resulting fees are recognized monthly, based upon the monthly average market value of the assets under management and the applicable fee rate. Payment is typically received in the following month. The Company does not earn performance-based incentives.
 Insurance Commissions
The Company earns insurance commissions through LionMark Insurance Company, Inc., a wholly owned subsidiary that markets credit loss protection insurance products on an agency basis. The contract between the Company and the Agent is primarily for vendor single interest coverage (“VSI insurance”) and does not involve goods or services that are distinct in nature. The performance obligation is essentially completed upon the sale of the individual VSI insurance contracts.
Gain or Loss of ORE
The Company recognizes the sale of ORE, along with any associated gain or loss, when control of the property transfers to the buyer. Generally, the standard includes the following indicators that control of a promised asset has been transferred:

▪	The seller has a present right to payment for the asset.

▪	The buyer has legal title of the asset.

▪	The seller has transferred physical possession of the asset.

▪	The buyer has the significant risks and rewards of ownership of the asset.

▪	The buyer has accepted the asset.
The Company at times may finance an ORE sale and will need to apply judgment in evaluating, at contract inception, whether the contract conditions are met, including whether it is probable that the Company shall collect substantially all of the entitled consideration by assessing both the buyer’s intent and ability (i.e., capacity) to pay substantially all the amount to which the Company is entitled. The Company enhanced its ORE internal business operating procedures to ensure that such financed ORE sale gain or loss is recognized once all the new standard requirements are met.

The following table presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2019	2018	2019	2018
Noninterest income:
In-scope of Topic 606:
Service charges on deposit accounts	$1,825	$1,468	$3,610	$2,940
Other fees and charges	2,334	2,235	4,441	4,270
Trust and wealth management	799	574	1,454	1,106
Other:
Insurance commissions	1	27	5	425
Gain on ORE	100	42	98	42
Total other	$101	$69	$103	$467
Noninterest income (in-scope of Topic 606)	5,059	4,346	9,608	8,783
Noninterest income (out-of-scope of Topic 606)	19,533	32,631	38,930	65,327
Total noninterest income	$24,592	$36,977	$48,538	$74,110
Contract Balances
Typically, a contract asset balance occurs when an entity performs a service for a customer before the customer payment of consideration, creating a contract receivable, or before payment is due, creating a contract asset. On the other hand, a contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment of consideration from the customer. The Company’s noninterest revenue streams are largely based on transactional activity, or standard month-end revenue accruals such as asset management fees, and insurance commissions based on the terms and conditions of the associated contracts. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long-term revenue contracts with customers, and therefore, does not experience significant contract balances. As of June 30, 2019 and December 31, 2018, the Company did not have any significant contract balances.
Contract Acquisition Costs
In connection with the adoption of Topic 606, an entity is required to capitalize, and subsequently amortize into expense, certain incremental costs of obtaining a contract with a customer if these costs are expected to be recovered. The incremental costs of obtaining a contract are those costs that an entity incurs to obtain a contract with a customer that it would not have incurred if the contract had not been obtained. The Company utilizes the practical expedient which allows entities to immediately expense contract acquisition costs when the asset that would have resulted from capitalizing these costs would have been amortized in one year or less. The Company did not capitalize any contract acquisition costs upon adoption of Topic 606.
12. Subsequent Events
On July 1, 2019, the Company was acquired by Ameris Bancorp. Upon completion of the acquisition, the Company was merged with and into Ameris Bancorp, with Ameris as the surviving entity. Fidelity’s wholly owned banking subsidiary, Fidelity Bank, was also merged with and into Ameris’s wholly owned bank subsidiary, Ameris Bank.